Exhibit 99.1

    UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2012 RESULTS

Dallas, Texas, January 30, 2013 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2012 results:  Revenues in the fourth quarter 2012 decreased $1.6 million, or 4.8%, to $31.9 million from $33.5 million in the comparable 2011 quarter.  Revenues from the Company’s lime and limestone operations in the fourth quarter 2012 decreased $0.3 million, or 0.8%, to $30.2 million from $30.5 million in the comparable 2011 quarter, while revenues from its natural gas interests decreased $1.4 million, or 44.9%, to $1.7 million in the fourth quarter 2012 from $3.0 million in the comparable 2011 quarter.  For full-year 2012, revenues decreased to $138.5 million from $142.6 million in 2011, a decrease of $4.1 million, or 2.8%.  Revenues from the Company’s lime and limestone operations for full-year 2012 increased $1.7 million, or 1.3%, to $131.4 million from $129.7 million in 2011, while revenues from the Company’s natural gas interests in 2012 decreased $5.8 million, or 44.7%, to $7.1 million from $12.9 million in 2011.

The slight decrease in lime and limestone revenues in the fourth quarter 2012 as compared to last year’s comparable quarter primarily resulted from decreased sales volumes of the Company’s lime and limestone products principally due to decreased demand from its steel and oil and gas services customers, mostly offset by increased sales volumes to the Company’s construction customers and a small increase in prices realized for the Company’s lime and limestone products in the 2012 quarter, compared to the comparable 2011 quarter.  The increase in lime and limestone revenues for full-year 2012, compared to 2011, primarily resulted from increased prices realized for the Company’s lime and limestone products in 2012, compared to 2011, partially offset by decreased sales volumes of the Company’s lime and limestone products principally due to decreased demand from its steel and oil and gas services customers.

Production volumes from the Company’s natural gas interests for the fourth quarter 2012 totaled 284 thousand MCF, sold at an average price of $5.89 per MCF, compared to 381 thousand MCF, sold at an average price of $7.95 per MCF, in the comparable 2011 quarter.  Production was from 39 wells during both quarters.  Production volumes for full-year 2012 from natural gas interests totaled 1.2 BCF, sold at an average price of $5.74 per MCF, compared to 2011 when 1.6 BCF was produced and sold at an average price of $8.27 per MCF.  Average price per MCF decreased in the 2012 periods, compared to the comparable 2011 periods, because of decreased prices for both natural gas and natural gas liquids contained in the Company’s natural gas.  Natural gas interests revenues for full-year 2011 also included $487 thousand from the final favorable resolution of certain royalty ownership issues on unitized natural gas wells in the second quarter 2011.  In the 2012 periods, the decreases in production volumes resulted from normal declines in production rates on existing wells.

The Company’s gross profit was $8.1 million in the fourth quarter 2012, compared to $9.0 million in the comparable 2011 quarter, a decrease of $0.9 million, or 9.7%.  For full-year 2012, gross profit was $33.4 million, compared to $41.3 million in 2011, a decrease of $7.9 million, or 19.1%.

Included in gross profit in the fourth quarter and full-year 2012 were $7.3 million and $29.5 million, respectively, from the Company’s lime and limestone operations, compared to $6.7 million and $32.1 million, respectively, in the comparable 2011 periods.  The increased gross profit in the fourth quarter 2012 resulted primarily from the slight increase in prices for our lime and limestone products.  The reduced gross profit for full-year 2012 resulted primarily from outside contractor stripping costs of $2.6 million incurred primarily in the second and third quarters 2012, compared to no such outside contractor stripping costs in 2011.  Although the Company did not incur any costs for any outside contractor stripping in the fourth quarter 2012, it plans to continue such contract stripping in the foreseeable future, but at somewhat reduced rates.

Gross profit from the Company’s natural gas interests decreased to $0.9 million and $3.9 million for the fourth quarter and full-year 2012, respectively, from $2.3 million and $9.2 million, respectively, in the comparable 2011 periods, due to the decreases in revenues compared to the comparable 2011 periods and, as to the full-year 2012, the fact that 2011 included a $463 thousand contribution to gross profit from the resolution of the royalty ownership issues on unitized natural gas wells.  No new wells are currently being drilled, or scheduled to be drilled, to the Company’s knowledge.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $3.8 million ($0.68 per share diluted) in the fourth quarter 2012, compared to $4.5 million ($0.72 per share diluted) in the fourth quarter 2011, a decrease of $0.7 million, or 16.0%.  For full-year 2012, the Company’s net income decreased by $5.8 million, or 26.0%, to $16.4 million ($2.87 per share diluted), from net income of $22.2 million ($3.49 per share diluted) in 2011.  Fourth quarter and full-year 2012 earnings per share were favorably impacted by $0.09 and $0.32  per share, respectively, by the Company’s repurchase of 200,000 shares of its common stock during the third quarter 2011 and 700,000 shares of common stock in the first quarter 2012.

“During the fourth quarter 2012, demand for our lime and limestone products was somewhat lower compared to last year’s fourth quarter primarily due to the reduction in steel output in the United States and reduced oil and gas drilling activity in our markets which reduced demand from our oil and gas services customers,” said Timothy W. Byrne, President and Chief Executive Officer.  “However, increased demand from our construction customers and modest price increases helped us offset most of the reduced demand from our steel and oil and gas services customers.”  Mr. Byrne added, “We are pleased that we continue to generate significant cash flows from our operations and that our balance sheet remains strong.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
INCOME STATEMENTS
Revenues
Lime and limestone operations	$30,212	$30,462	$131,404	$129,704
Natural gas interests	1,671	3,032	7,121	12,878
Total	$31,883	$33,494	$138,525	$142,582
Gross profit
Lime and limestone operations	$7,252	$6,696	$29,499	$32,142
Natural gas interests	871	2,302	3,939	9,207
Total	$8,123	$8,998	$33,438	$41,349
Operating profit	$5,614	$6,715	$24,245	$32,503

Interest expense	506	597	2,163	2,495
Other expense (income), net	48	(23)	(19)	(136)
Income tax expense	1,268	1,626	5,678	7,958
Net income	$3,792	$4,515	$16,423	$22,186

Income per share of common stock:
Basic	$0.68	$0.73	$2.88	$3.50
Diluted	$0.68	$0.72	$2.87	$3.49
Weighted-average shares outstanding:
Basic	5,550	6,224	5,705	6,344
Diluted	5,558	6,247	5,716	6,362

	December 31,	December 31,
	2012	2011
BALANCE SHEETS
Assets:
Current assets	$59,181	$80,938
Property, plant and equipment, net	114,042	121,318
Other assets, net	245	302
Total assets	$173,468	$202,558
Liabilities and Stockholders’ Equity:
Current liabilities	$13,240	$16,018
Debt, excluding current installments	21,667	26,667
Deferred tax liabilities, net	14,976	12,497
Other liabilities	3,230	4,363
Stockholders’ equity	120,355	143,013
Total liabilities and stockholders’ equity	$173,468	$202,558

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